Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Oakes
Chief Financial Officer
(919) 883-4171

JAMES RIVER GROUP INCREASES ESTIMATED IMPACT FROM HURRICANE KATRINA ON THIRD-QUARTER RESULTS

CHAPEL HILL, North Carolina (September 30, 2005) James River Group, Inc. (NASDAQ: JRVR) today announced that it has increased its estimate of the after-tax losses from Hurricane Katrina to a range of $14 million to $16 million, or $1.00 to $1.18 per diluted share, net of reinsurance and including reinsurance reinstatements. The estimated loss represents approximately 8.4% to 9.7% of the Company’s anticipated stockholders’ equity at the end of its third quarter, September 30, 2005.

The Company previously released an estimate of losses based primarily on an analysis of each individual policy in the affected areas using catastrophe modeling to estimate the impact of the hurricane on the properties the Company insures. Since releasing its preliminary estimate, the Company has obtained specific information on accounts located in areas where there was substantial storm damage. These reports indicate that in many cases actual losses at these locations exceed the modeled estimates. The Company now expects that losses from the storm will be greater than the limits available under its catastrophe reinsurance treaty. A portion of the losses in excess of the Company’s catastrophe reinsurance limits are shared with the Company’s quota share reinsurers.

The Company has a full catastrophe reinsurance limit available to it following Hurricane Katrina as a result of its reinstatement premium payments. While it is too early to estimate losses from Hurricane Rita, the Company has not received reports of material claims from Hurricane Rita.

Through June 30, 2005, approximately 15% of the Company’s direct written premium was related to its two property divisions. J. Adam Abram, President and Chief Executive Officer of the Company, commented, “This loss exceeds all modeled estimates. We do not wish to expose our stockholders’ capital to future losses of this magnitude from a single event. Consequently, we are suspending our underwriting activity in the property market until we are convinced that there is an opportunity to make consistent underwriting profits in this area. We believe we have a significant opportunity in the casualty markets, and we intend to focus our attention on those markets.”

The Company believes it has sufficient financial flexibility to withstand these losses and to support the anticipated growth in its casualty business.

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JRVR Increases Estimated Impact from Katrina

September 30, 2005

As a result of Hurricane Katrina, the Company does not expect to meet its previously announced targets for underwriting profit or for return on equity for 2005. The Company expects to have a combined ratio of approximately 100% for 2005. The Company continues to expect it will earn a 15% or greater return on average equity in 2006 and that its 2006 underwriting results will generate a combined ratio of between 80% and 90%. The Company anticipates that its decision to suspend property underwriting will cause its direct written premium growth in 2006 to be less than previously estimated.

Certain matters discussed in this release are forward-looking statements, including but not limited to the Company’s business prospects, the Company’s estimate of after-tax losses from Hurricane Katrina and its impact on the Company’s third-quarter and 2005 results, estimates for 2006, and the impact of Hurricane Rita on the Company’s results. Such statements involve risks and uncertainties that could cause actual events and results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, the accuracy of assumptions underlying the Company's estimates, actual losses incurred by policyholders, actual third-quarter results (including anticipated weighted average diluted shares and stockholders’ equity) and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The estimates discussed in this release may change as the Company becomes more fully aware of the impact of Hurricane Katrina and Hurricane Rita. The Company disclaims any intent or obligation to update these forward-looking statements.

James River Group, Inc. is an insurance holding company that owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company’s two insurance company subsidiaries is rated “A-” (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas:

•	Excess and surplus lines in 48 states and the District of Columbia; and

•	Workers’ compensation, primarily for the residential construction industry in North Carolina.

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